Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-159046

Final Term Sheet

August 23, 2010

Issuer: San Diego Gas & Electric Company

Aggregate Principal Amount Offered: $500,000,000

Interest Payment Dates: February 15 and August 15, commencing February 15, 2011

Coupon: 4.50%, accruing from August 26, 2010

Maturity: August 15, 2040

Yield to Maturity: 4.568%

Spread to Benchmark Treasury: 88 basis points

Benchmark Treasury: 4.375% due May 15, 2040

Benchmark Treasury Yield: 3.688%

Optional Redemption Provision: Make Whole Call Adjusted Treasury Rate + 15 basis points

Price to Public: 98.897%, plus accrued interest, if any

Settlement Date: August 26, 2010

CUSIP: 797440BM5

ISIN: US797440BM51

Anticipated Ratings:	Aa3 by Moody’s Investors Service A+ by Standard & Poor’s Ratings Services AA by Fitch Ratings

Joint Book-Running Managers:	Banc of America Securities LLC BNP Paribas Securities Corp. Credit Agricole Securities (USA) Inc. Morgan Stanley & Co. Incorporated

Co-Managers:	Aladdin Capital LLC Blaylock Robert Van, LLC Cabrera Capital Markets, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322 or by email to dg.prospectus_distribution@bofasecurities.com, by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, by calling Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030 or by calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649.